Exhibit 99.1
news release

January 19, 2015

THOMPSON CREEK REPORTS 2014 PRODUCTION RESULTS
AND ANNOUNCES 2015 GUIDANCE

Denver, Colorado - Thompson Creek Metals Company Inc. (NYSE: TC) (TSX: TCM) (“Thompson Creek” or the “Company”) announced today fourth quarter and full year 2014 production and sales results. Total concentrate production for Mount Milligan for the quarter ended December 31, 2014 was 36.3 thousand dry tonnes, with 18.0 million pounds of payable copper and 41.0 thousand ounces of payable gold. Total concentrate production for Mount Milligan for the year ended December 31, 2014 was 125.4 thousand dry tonnes, with 64.6 million pounds of payable copper and 177.6 thousand ounces of payable gold. Molybdenum production from Thompson Creek and Endako mines was 4.3 million pounds for the quarter ended December 31, 2014 and 26.3 million pounds for the year ended December 31, 2014.

“We achieved strong operating performance in 2014, meeting copper and total molybdenum production guidance and coming within approximately 4% of gold production guidance, while operating our mines in a safe and environmentally responsible manner,” said Jacques Perron, President and Chief Executive Officer of Thompson Creek.

	Q4 2014		2014
	Production	Sales	Production	Sales
Copper and Gold
Mt. Milligan Mine
Payable Copper (million lbs)	18.0	15.5	64.6	64.7
Payable Gold (000's oz)	41.0	38.9	177.6	172.7

Molybdenum (1)

Thompson Creek Mine
Molybdenum (million lbs)	2.5	3.4	17.4	18.7

Endako Mine (75% share)
Molybdenum (million lbs)	1.8	2.4	8.9	9.8

Total Molybdenum (million lbs)	4.3	5.8	26.3	28.5
(1) Molybdenum production pounds reflected are molybdenum oxide and HPM from our mines.

Mount Milligan Mine

For the fourth quarter of 2014, the Company produced 18.0 million pounds of payable copper, compared to 16.3 million pounds in the third quarter, an increase of approximately 10%. Payable gold production for the fourth quarter of 2014 was 41.0 thousand ounces, compared to 60.4 thousand ounces in the third quarter, a decrease of approximately 32%, primarily due to lower gold grade and recovery. For the month of December, average daily mill throughput was 44,734 tonnes per day (“tpd”) and from December 16th through 31st it was 48,426 tpd, which represents approximately 80% of design capacity. Mill throughput during the first two weeks of January has been impacted by winter weather conditions causing bridging of frozen ore in and above the feeders to the mill however, since January 16 average daily mill throughput has been above 50,000 tpd. We are currently working to resolve these issues, which may continue to impact mill throughput.

During the fourth quarter of 2014, the Company made three shipments of copper and gold concentrate under its sales agreements and received provisional payments for all three of such shipments.

After one year of operating the Mount Milligan plant, the Company does not expect to be able to reach 60,000 tpd on a consistent basis without adding additional crushing capacity. Grinding circuit profiles were completed and additional modeling was conducted to understand the potential shortfall in throughput and determine optional process modifications required to reach 60,000 tpd. As a result, the Company has determined that a secondary crushing circuit at Mount Milligan Mine will be necessary to consistently reach 60,000 tpd, but due to current metal prices, construction will not commence until market conditions improve.

In the first half of 2015, the detailed engineering phase is expected to be completed and commitments are expected to be made for the long lead items. The final capital cost estimate for the project will be determined once the detailed engineering is completed and it is expected to be near the high end of the previously announced range of $50 - $75 million. Construction is expected to commence once the copper price environment recovers and it is estimated that it will take approximately 18 months to complete. Temporary crushing will be utilized during 2015 and, as a result, management expects to reach approximately 60,000 tpd by year-end 2015.

“Given the current market conditions, we do not believe it would be prudent to move forward with the capital investment as this time,” said Mr. Perron. “We will take this opportunity to optimize the design and cost estimate for the secondary crusher. Despite some challenges with the winter conditions at the start of this year, we remain focused in our efforts to complete the ramp-up phase at Mount Milligan and are confident that we will reach a rate of approximately 60,000 tpd by year-end 2015. Once the secondary crusher is installed and commissioned, throughput is expected to be approximately 62,500 tpd,” added Mr. Perron.

Molybdenum Operations

The Company produced a total of 4.3 million pounds of molybdenum, compared to 7.2 million pounds in the fourth quarter of 2013. Total molybdenum production for 2014 was 26.3 million pounds, compared to 29.9 million pounds in 2013. As previously announced, effective December 31, 2014, the Thompson Creek Mine was placed on care and maintenance and the Endako Mine has been placed on temporary suspension. Thompson Creek Mine will also be conducting limited stripping activities for Phase 8 during 2015. Management will continue to closely monitor market conditions and re-evaluate the status of the Endako Mine as market conditions warrant.

2015 Guidance

The following table presents the Company’s 2015 guidance.

2015 Estimated
Mount Milligan Copper and Gold (1)
Concentrate production (000's dry tonnes) (1)	170 - 190
Copper payable production (000's lb)	90,000 - 100,000
Gold payable production (000's oz) (1)	220 - 240
Unit cash cost - By-product ($/payable lb copper produced)(2)(4)	$0.60 - $0.85

Molybdenum Business - Cash Flow (drain)(3)(4)	$ Millions
Ongoing molybdenum operations - Langeloth	$10 - $15
Suspended molybdenum operations
TC Mine
Care and Maintenance	($6 - $8)
Phase 8 Stripping	($8 - $10)
Sale of Inventory ($8/lb - $9/lb oxide price)	$25 - $28
Endako Mine (75% share)
Temporary suspension(5)	($5 - $8)
Sale of inventory ($8/lb - $9/lb oxide price)	$9 - $10
Total Cash Flow from Molybdenum Operations	$25 - $27

Capital Expenditures (6):
Mount Milligan operations(4)	$22
Mount Milligan tailings dam (4)	$24
Mount Milligan secondary crusher (4)	$15
Langeloth and other	$7
Total cash capital expenditures	$68
_______________________________________________________________________________

(1)	The Mount Milligan guidance assumes that we will reach a throughput of approximately 60,000 tonnes per day by year-end 2015.

(2)
Copper by-product unit cash cost is calculated using copper payable production and deducts a gold by-product credit, which is determined based on expected revenue from payable gold production assuming a gold price of approximately $800 per ounce, which takes into account the contractual price of $435 per ounce under the Gold Stream Arrangement.

(3)	Excludes cash capital expenditures.

(4)	Estimates for cash costs, molybdenum cash flow (drain) and cash capital expenditures assume a foreign exchange rate of US$1.00 = C$1.15.

(5)	If Endako Mine goes on care and maintenance, our share of expected severance costs of approximately $10 to $12 million would be incurred.

(6)	Plus or minus 10%.

Bond Repurchases

In the fourth quarter of 2014, the board of directors of Thompson Creek approved up to $30 million of cash for open market bond repurchases. From December 2014 through the first week of January 2015, the Company repurchased and retired $17 million of the 12.5% senior unsecured notes due May 1, 2019 for an average purchase price of 99% of par and $15.9 million of the 7.375% senior unsecured notes due June 1, 2018 at an average purchase price of 82.6% of par. Total cash used was approximately $30 million. The Company achieved a $2.9 million discount on the principal and reduced future interest payments by $13.3 million.

Mr. Perron said, “As previously stated, addressing our debt will be a top priority for us beginning in 2015. We will look to be opportunistic, as evidenced by our recent open market repurchases, while carefully managing our cash needs.”

Hedging

The Company has a hedging program in place to provide downside protection to copper and gold prices. The Company has hedged (using forward sales contracts) approximately 8 million pounds of Mount Milligan’s monthly copper production through May 2015 at an average price of approximately $3.10 per pound. In addition, the Company has hedged (using zero cost collars) approximately 22,000 ounces of gold for January through December 2015 at floor prices ranging from $1,150 per ounce to $1,175 per ounce and at ceiling prices ranging from $1,237 per ounce to $1,267 per ounce. We also hedged an additional 3,300 ounces at $1,230 per ounce for January 2015 (using a forward sales contract).

Updated NI 43-101 Technical Report for Mount Milligan Mine

The Company expects to file on a voluntary basis later this week an updated technical report for Mount Milligan Mine, under Canadian National Instrument 43-101, to provide updated information. The report will be available on SEDAR at www.sedar.com. The following table represents the updated proven and probable copper and gold estimated mineral reserves for Mount Milligan as of December 31, 2014:

Estimated Mineral Reserve Category	Metric Tonnes (millions)	Cu Grade (%)	Au Grade (gram/tonne)	Contained Cu (millions lbs)	Contained Au (million oz)
Proven	300.1	0.206	0.424	1,366	4.10
Probable	242.0	0.195	0.269	1,041	2.10
Proven & Probable	542.1	0.201	0.355	2,407	6.20

Figures may not total exactly due to rounding.

The updated mineral reserve estimates for Mount Milligan as reported in the above table assume spot metal prices of $3.00/lb copper and $1,250/ounce gold, a cut-off grade of 0.176% copper equivalent, and a US$1.00/C$1.10 exchange rate. The reserve estimates take into consideration metallurgical recoveries, concentrate grades, transportation costs, smelter treatment charges, and royalty and streaming arrangements in determining economic viability.

The updated mineral reserve estimates increase ore tonnes by approximately 14%, increase contained copper by approximately 15%, and increase contained gold by approximately 4%, in each case, as compared to the mineral reserve estimates reported in the Company’s Form 10-K for the year ended December 31, 2013. Life of mine average annual production is estimated to be approximately 85 million pounds of copper and 186,700 ounces of gold in 155,000 tonnes of concentrate. For the years 2015 through 2019, the average annual production is estimated to be higher at approximately 94 million pounds of copper and 285,800 ounces of gold in 165,000 tonnes of concentrate.

About Thompson Creek Metals Company Inc.

Thompson Creek Metals Company Inc. is a diversified North American mining company. The Company’s principal operating property is its 100%-owned Mount Milligan mine, an open-pit copper and gold mine and concentrator in British Columbia. The Company’s molybdenum assets consist of its 100%-owned Thompson Creek Mine, an open-pit molybdenum mine and concentrator in Idaho, its 75% joint venture interest in the Endako Mine, an open-pit molybdenum mine, concentrator and roaster in British Columbia, and its Langeloth Metallurgical Facility in Pennsylvania. The Company’s development projects include the Berg property, a copper, molybdenum, and silver exploration property located in British Columbia and the Maze Lake property, a gold exploration project located in the Kivalliq District of Nunavut, Canada. The Company’s principal executive office is located in Denver, Colorado. More information is available at www.thompsoncreekmetals.com.

Qualified Person Statement

The mineral reserve estimates were prepared in accordance with CIM Definition Standards for Mineral Resources and Mineral Reserves, as incorporated by reference in National Instrument 43-101, by Robert Clifford, Director, Mine Engineering of Thompson Creek, a “qualified person” under National Instrument 43-101. Mr. Clifford verified the data disclosed in this news release that pertain to the mineral reserve estimates.

Cautionary Note Regarding Forward-Looking Statements

This news release contains ''forward-looking statements'' within the meaning of the United States Private Securities Litigation Reform Act of 1995 Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and applicable Canadian securities legislation. These forward-looking statements generally are identified by the words "believe," "project," "expect," "anticipate," "estimate," "intend," "future," "plan," "may," "should," "will," "would," "will be," "will continue," "will likely result," and similar expressions. Our forward-looking statements include, without limitation, statements with respect to: future financial or operating performance of the Company or its subsidiaries and its projects; access to existing or future financing arrangements and ability to refinance or reduce debt on favorable terms or at all; future inventory, production, sales, payments from customers, cash costs, capital expenditures and exploration expenditures; future earnings and operating results; expected concentrate and recovery grades; estimates of mineral reserves and resources, including estimated mine life and annual production; statements as to the projected ramp-up of Mt. Milligan and other projects, including expected achievement of design capacities and the effects of secondary crushing; future operating plans and goals, including timing of installation of secondary crushing capacity; and future molybdenum, copper, gold and silver prices.

Where we express an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, our forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties which may cause actual results to differ materially from future results expressed, projected or implied by those forward-looking statements. Important factors that could cause actual results and events to differ from those described in such forward-looking statements can be found in the section entitled "Risk Factors" in Thompson Creek's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other documents filed on EDGAR at www.sec.gov and on SEDAR at www.sedar.com. Although we have attempted to identify those material factors that could cause actual results or events to differ from those described in such forward-looking statements, there may be other factors, currently unknown to us or deemed immaterial at the present time that could cause results or events to differ from those anticipated, estimated or intended. Many of these factors are beyond our ability to control or predict. Given these uncertainties, the reader is cautioned not to place undue reliance on our forward-looking statements. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

For more information, please contact:

Pamela Solly Director, Investor Relations and Corporate Responsibility Thompson Creek Metals Company Inc. Tel: (303) 762-3526 psolly@tcrk.com	Barbara Komorowski Renmark Financial Communications Inc. Tel: (514) 939-3989 bkomorowski@renmarkfinancial.com